(LOGO) CHARTER BANK
FOR SAVINGS FSB


Writer's Direct Line
(505) 291-3076


March 5, 1999

MANAGEMENT' S  ASSERTIONS  ON  COMPLIANCE  WITH MINIMUM  SERVICING  STANDARDS OF
     UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS

As of and for the year ended December 31, 1998 Charter Bank for Savings, F.S.B. and its subsidiary, Charter Mortgage Company, have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.

As of and for the same period, Charter Bank had in effect fidelity bond and errors and omissions policies in the amounts of $3,000,000 and $3,000,000 respectively.


Russell Cummins
Senior Vice President
Loan Administration Manager



2130 Eubank Boulevard NE
P.O. Box 11519
Albuquerque, NM 87192

(505) 291-3700
Fax: (505) 296-7998